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                                                                    Exhibit 23.2


                      [LETTERHEAD OF DEBEVOISE & PLIMPTON]



October 2, 2001




     We hereby consent to the use of our name under the captions "THE MERGER - Material U.S. federal income tax consequences - Tax Opinions" and "LEGAL MATTERS" in the prospectus/proxy statement included in the Registration Statement on Form S-4 relating to the merger of Eos Biotechnology, Inc. with and into Eagle Acquisition Corporation, a wholly owned subsidiary of Pharmacopeia, Inc. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

                                   Sincerely,



                                   /s/ DEBEVOISE & PLIMPTON